Exhibit 10.19(a)

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) amends that certain Executive Employment Agreement (the “Employment Agreement”) dated as of June 28, 2010, by and between Erickson Air-Crane Incorporated (the “Company”) and David A. Ford (“Executive”) and is made effective as of the Effective Date set forth below. All capitalized terms not otherwise defined herein will have the meanings set forth in the Employment Agreement.

WHEREAS, The Company and the Executive each have determined that it is in their best interest to make certain amendments to the above-captioned Employment Agreement;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge; the parties hereto intending to be legally bound agree as follows:

1.     Clause 6.2(i) of Exhibit A.  Clause 6.2(i) of Exhibit A to the Employment Agreement is amended and restated in its entirety as follows:

(i)                                     If Executive’s employment with the Company is terminated by the Company without Cause, by Executive’s for Good Reason following a Change in Control, or as a result of Executive’s death or, consistent with applicable law, Executive’s Disability, then, in addition to the payment described in Section 5 of the Agreement and in consideration of:  (i) Executive’s execution within 30 days of the date of termination of a final, complete, and enforceable release, in substantially the form attached as Attachment A (as the Company may amend from time to time), of all claims that either Executive or Executive’s estate has or may have against the Company relating to or arising in any way from Executive’s employment and employment termination; (ii) complete and continuing confidentiality for the Company’s proprietary information and trade secrets and the circumstances of Executive’s separation from the Company; and (iii) Executive’s or Executive’s estate’s continued compliance with Sections 7, 10, and 11 of this Exhibit A, the Proprietary Rights, Invention Assignment & Confidentiality Agreement, and all other agreements entered into by Executive with the Company; the Company shall pay to Executive or his estate severance compensation in an amount equal to Executive’s annual Base Salary in effect as of the date of termination in equal installments at the end of each calendar month for the nine-month period following Executive’s termination, beginning only after expiration of the revocation period for the claims release, and for the nine-month period following Executive’s termination, the Company shall continue to provide Executive with medical benefits under the standard terms and conditions offered to the Company’s employees.  The Company shall deduct all legally required and authorized employment taxes and withholdings from amounts payable pursuant to this Section 6.2(i).

2.   Effective Date. This Amendment is executed to be effective as of the date set forth below.

3.     Effect of Amendment.  All terms and conditions of the Employment Agreement not expressly modified hereby remain in full force and are hereby ratified by the parties.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date set forth below.

ERICKSON AIR-CRANE INCORPORATED

By:	/s/ UDO RIEDER
Name: Udo Rieder
Title: Chief Executive Officer
Effective Date: January 27, 2012

/s/ DAVID A. FORD
David A. Ford